Exhibit 77(e)(1)

FIRST AMENDMENT TO SUB-ADVISORY AGREEMENT

ING GLOBAL EQUITY DIVIDEND AND PREMIUM OPPORTUNITY FUND

This First Amendment, effective as of September 3, 2010, amends the Sub-Advisory Agreement (the “Agreement”) dated the 28th day of March 2005, as amended, between ING Investments, LLC, an Arizona limited liability company (the “Manager”), and ING Investment Management Advisors B.V., an indirect wholly owned subsidiary of ING Groep N.V., domiciled in The Hague, The Netherlands (the “Sub-Adviser”).

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of September 3, 2010.

NOW, THEREFORE, the parties agree as follows:

1. The following information will be inserted as Section 2 (e):

With respect to any investments, including, but not limited, to repurchase and reverse repurchase agreements, derivatives contracts, futures contracts, International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreements, and options on futures contracts (“futures”), which are permitted to be made by the Sub-Adviser in accordance with this Agreement and the investment objectives and strategies of the Series, as outlined in the Registration Statement for the Trust, the Manager hereby authorizes and directs the Sub-Adviser to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement including, but not limited to, executing as agent on behalf of each Series, brokerage agreements and other documents to establish, operate and conduct all brokerage or other trading accounts, and executing as agent on behalf of each Series, such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including limited partnership agreements, repurchase and derivative master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations provided that the Sub-Adviser may only trade swaps and derivatives under ISDA Master Agreements which are substantially similar to those reviewed and approved by the Manager. The Manager acknowledges and understands that it will be bound by any such trading accounts established, and agreements and other documentation executed, by the Sub-Adviser for such investment purposes.

2.                  Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.                  In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

AGREED AND ACCEPTED BY:

ING GLOBAL EQUITY DIVIDEND		ING INVESTMENTS, LLC
AND PREMIUM OPPORTUNITY fund

By:	/s/ Kimberly A. Anderson	By:	/s/ Todd Modic
	Kimberly A. Anderson		Todd Modic
	Senior Vice President		Senior Vice President

ING INVESTMENT MANAGEMENT ADVISORS B.V.

		By:	/s/ A. de Korte

		Name:	A. de Korte

		Title:	unknown

		By:	/s/ R.J. de Ridder

		Name:	R.J. de Ridder

		Title:	unknown

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